June 2019

Preliminary Pricing Supplement No. 2,169

Registration Statement Nos. 333-221595; 333-221595-01

Dated June 24, 2019

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Equities and Commodities

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 20% of the stated principal amount and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity. If the basket has depreciated in value, but the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par. However, if the basket has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the basket. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	December 31, 2021
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	June 28, 2019
Original issue date:	July 3, 2019 (3 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
Alerian MLP Index (the “AMZ Index”)	AMZ	50%
Bloomberg Commodity IndexSM (the “BCOM Index”)	BCOM	50%
We refer to each of the AMZ Index and the BCOM Index as an underlying index and, together, as the basket components.
Payment at maturity (per Buffered PLUS):	▪ If the final basket value is greater than the initial basket value: $1,000 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%: $1,000

▪       If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%:

($1,000 x basket performance factor) + $200

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 × leverage factor × basket percent change
Leverage factor:	At least 125%. The actual leverage factor will be determined on the pricing date.
Basket percent change:	(final basket value – initial basket value) / initial basket value
Buffer amount:	20%
Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount)
Maximum payment at maturity:	$1,450 per Buffered PLUS (145% of the stated principal amount)
Basket performance factor:	Final basket value / initial basket value
Initial basket value:	100, which will be equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which will be determined on the pricing date; provided that, in the event of a market disruption event or non-index business day (in each case, with respect to the BCOM Index) on the pricing date, the initial basket component value and multiplier for the BCOM Index will be determined in accordance with “Additional Terms of the Buffered PLUS—Postponement of valuation date” as if (i) the pricing date were the valuation date and (ii) the initial basket component value were the basket component closing value for the valuation date..
Final basket value:	The basket closing value on the valuation date.
Valuation date:	December 28, 2021, subject to postponement for non-index business days and certain market disruption events.
Basket closing value:	The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.
Basket component closing value:

On any index business day, the basket component closing value for each basket component shall be:

(i) in the case of the AMZ Index, the index closing value of the AMZ Index on such index business day;

and (ii) in the case of the BCOM Index, the official settlement price of the BCOM Index on such index business day.

Multiplier:	The multiplier will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Buffered PLUS. See “Basket—Multiplier” above.
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	61769HHR9 / US61769HHR93
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $971.30 per Buffered PLUS, or within $40.00 of that estimate. See “Investment Overview” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per Buffered PLUS	$1,000	$	$
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each Buffered PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 27.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Buffered PLUS” and “Additional Information About the Buffered PLUS” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2017     Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for a certain range of potential positive performance of the basket, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the basket

Maturity:	Approximately 2.5 years
Leverage factor:	At least 125%. The actual leverage factor will be determined on the pricing date.
Buffer amount:	20%
Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount). Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.
Maximum payment at maturity:	$1,450 per Buffered PLUS (145% of the stated principal amount)
Basket weightings:	50% for the AMZ Index and 50% for the BCOM Index
Interest:	None

The original issue price of each Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date will be less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date will be approximately $971.30, or within $40.00 of that estimate. Our estimate of the value of the Buffered PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the buffer amount, the minimum payment at maturity and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

June 2019	Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time.

June 2019	Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to a certain range of positive performance of the basket, subject to the maximum payment at maturity, while providing limited protection against negative performance of the basket. Once the basket has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the basket, subject to the minimum payment at maturity. At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying basket, subject to the maximum payment at maturity. At maturity, if the basket has depreciated and (i) if the closing value of the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the closing value of the basket has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

Leveraged Performance Up to a Cap	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the basket, subject to the maximum payment at maturity.
Upside Scenario	The basket increases in value, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus at least 125% of the basket percent change, subject to the maximum payment at maturity. The actual leverage factor will be determined on the pricing date.
Par Scenario	The basket declines in value by no more than 20%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario	The basket declines in value by more than 20%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket in excess of the buffer amount of 20%. (Example: if the basket decreases in value by 50%, the Buffered PLUS will redeem for $700 or 70% of the stated principal amount.) The minimum payment at maturity is $200 per Buffered PLUS.

June 2019	Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Hypothetical leverage factor:	125%
Buffer amount:	20%
Minimum payment at maturity:	$200 per Buffered PLUS
Minimum payment at maturity:	$1,450 per Buffered PLUS (145% of the stated principal amount)

Buffered PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 125% of the appreciation of the basket over the term of the Buffered PLUS (assuming a hypothetical leverage factor of 125%), subject to the maximum payment at maturity of $1,450 per Buffered PLUS (145% of the stated principal amount). An investor will realize the maximum payment at maturity at a final basket value of 136% of the initial basket value (assuming a hypothetical leverage factor of 125%). The actual leverage factor will be determined on the pricing date.

▪	Given the leverage factor of 125%, if the basket appreciates 20%, the investor would receive $1,250.00 per Buffered PLUS, or 125% of the stated principal amount.

▪	If the basket appreciates 60%, the investor would receive only the maximum payment at maturity of $1,450 per Buffered PLUS, or 145% of the stated principal amount.

▪	Par Scenario. If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

▪	If the basket depreciates 5%, investors would receive the $1,000 stated principal amount.

June 2019	Page 5

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket in excess of the buffer amount of 20%. The minimum payment at maturity is $200 per Buffered PLUS.

▪	For example, if the basket depreciates 60%, investors will lose 40% of their principal and receive only $600 per Buffered PLUS at maturity, or 60% of the stated principal amount.

June 2019	Page 6

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount of the Buffered PLUS. If the final basket value is less than 80% of the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket from the initial basket value, plus $200 per Buffered PLUS. Accordingly, investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,450 per Buffered PLUS, or 145% of the stated principal amount. Although the leverage factor provides at least 125% exposure to any increase in the final basket value over the initial basket value, because the payment at maturity will be limited to 145% of the stated principal amount for the Buffered PLUS, any increase in the final basket value over the initial basket value by more than 36% of the initial basket value (assuming a leverage factor of 125%) will not further increase the return on the Buffered PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, the price and volatility of the commodity contracts that underlie the Bloomberg Commodity IndexSM, trends of supply and demand for the commodity contracts that underlie the Bloomberg Commodity IndexSM, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket components or commodities markets generally and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The Buffered PLUS are linked to the Alerian MLP Index and are subject to risks associated with the energy industry and master limited partnerships (“MLPs”).

All or substantially all of the equity securities included in the Alerian MLP Index are issued by MLPs whose primary line of business is associated with the energy industry, including the oil and gas sector. As a result, the value of the Buffered PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  In addition, the MLPs in the energy industry are significantly affected by a number of factors, including:

o	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

o	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

o	changes in the relative prices of competing energy products;

o	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

o	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

o	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

o	changes in tax or other laws affecting master limited partnerships generally;

o	uncertainty or instability resulting from escalation or outbreaks of armed hostilities or acts of terrorism in the United States, or elsewhere; and

o	general economic and geopolitical conditions in the United States and worldwide.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Moreover, investments in securities of MLPs involve risks that differ from investments in common stocks, including risks related to limited control and limited rights to vote on matters affecting MLPs, risks related to potential conflicts of interest between an MLP and its general partner and cash flow risks.  Prices of securities of an MLP can be affected by fundamentals unique to the partnership, including earnings power and coverage ratio.   Changes in the tax law affecting MLPs could adversely affect the price performance of securities of MLPs.

These factors could affect the energy industry and the MLPs operating in this industry and could affect the values of the equity securities included in the Alerian MLP Index and the level of the Alerian MLP Index during the term of the Buffered PLUS, which may adversely affect the value of the Buffered PLUS.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the Buffered PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the Bloomberg Commodity IndexSM and the value of your Buffered PLUS in varying and potentially inconsistent ways. As a result of these or other factors, the level of the Bloomberg Commodity IndexSM may be, and has recently been, volatile. See “Bloomberg Commodity IndexSM Overview” below.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the Bloomberg Commodity IndexSM and the value of the Buffered PLUS. The Bloomberg Commodity IndexSM is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the Bloomberg Commodity IndexSM approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the Bloomberg Commodity IndexSM have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Bloomberg Commodity IndexSM have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Bloomberg Commodity IndexSM, and, accordingly, the value of the Buffered PLUS.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The Bloomberg Commodity IndexSM has returns based on the change in price of futures contracts included in such Bloomberg Commodity IndexSM, not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Bloomberg Commodity IndexSM, and, therefore, the value of the Buffered PLUS.

▪	The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. The Buffered PLUS are not guaranteed by any other entity. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Changes in the values of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases, the value of the other basket component may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by a lesser increase or a decline in the value of the other basket component.

▪	Adjustments to the basket components could adversely affect the value of the Buffered PLUS. The publisher of each underlying index can add, delete or substitute the components underlying such index, and can make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the Buffered PLUS. In addition, an index publisher may discontinue or suspend calculation or publication of the relevant underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices on the valuation date of the components constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

▪	Investing in the Buffered PLUS is not equivalent to investing in the basket components. Investing in the Buffered PLUS is not equivalent to investing directly in the basket components or any of the component securities of the Alerian MLP Index or futures contracts that underlie the Bloomberg Commodity IndexSM. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the components of the Alerian MLP Index or the Bloomberg Commodity IndexSM.

▪	Legal and regulatory changes could adversely affect the return on and value of your Buffered PLUS. Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due December 31, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Buffered PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Buffered PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Buffered PLUS.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. will determine the initial basket component values, the multipliers and the final basket value, and will calculate the basket percent change or basket performance factor, as applicable, and the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Additional Terms of the Buffered PLUS—Additional Terms—Calculation agent,” “—Market disruption event,” “—Postponement of maturity date,” “—Discontinuance of an underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default” below. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket components or component securities of the Alerian MLP Index or the futures contracts that underlie the Bloomberg Commodity IndexSM), including trading in the stocks that constitute the Alerian MLP Index or in swaps or futures contracts on the Bloomberg Commodity IndexSM and on commodities that underlie the Bloomberg Commodity IndexSM as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the securities that constitute the Alerian MLP Index or financial instruments related to the Bloomberg Commodity IndexSM or the commodities or contracts that underlie the Bloomberg Commodity IndexSM and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer, general commodity-trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing values of the basket components on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, our counsel’s opinion is based on market conditions as of the date of this pricing supplement and is subject to confirmation on the pricing date.

Because the Buffered PLUS are linked to an index that tracks the performance of partnerships, although the matter is not clear, there is a risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder (as defined below) in respect of the Buffered PLUS could be recharacterized as ordinary income (in which case an interest charge would be imposed). U.S. Holders should read the section entitled “Additional Information about the Buffered PLUS – United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the Buffered PLUS — Potential Application of Section 1260 of the Code” in this pricing supplement.

A Non-U.S. Holder could be treated as owning a “U.S. real property interest” under Section 897 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) if it, directly or constructively, owns currently or subsequently interests within the meaning of the Code (including its interest in the Buffered PLUS) in any component of the Alerian MLP Index which represent more than 5% of the interests in such component or have a value equal to more than 5% of such component. In such case, gain from the sale, exchange or settlement of the Buffered PLUS would be subject to taxation under Section 897 of the Code with the consequences described under “United States Federal Taxation – United States Real Property Interest” in this pricing supplement.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket consists of the Alerian MLP Index (the “AMZ Index”) and the Bloomberg Commodity IndexSM (the “BCOM Index”) and offers exposure to price movements in equity and commodity markets.

Alerian MLP Index. The Alerian MLP Index is a price-return index that is intended to track the performance of energy MLPs, calculated using a float-adjusted, capitalization-weighted methodology. For additional information about the underlying index, see the information set forth under “Annex A — The Alerian MLP Index” beginning on page 31.

Bloomberg Commodity IndexSM. The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on 20 physical commodities. It is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. It reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the BCOM Index. The Bloomberg Commodity IndexSM was previously known as the Dow Jones–UBS Commodity IndexSM. On April 10, 2014, Bloomberg L.P. and UBS announced a partnership that has resulted in Bloomberg Indexes being responsible for governance, calculation, distribution and licensing of the bank’s commodity indices. The Dow Jones–UBS Commodity IndexSM was renamed the Bloomberg Commodity IndexSM as of July 1, 2014. For more information, see “Annex B—The Bloomberg Commodity IndexSM” beginning on page 34.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information as of market close on June 21, 2019:

Basket Component Information as of June 21, 2019
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52-Week High	52-Week Low
AMZ Index	AMZ	248.3100	263.9412	(on 8/9/2018): 291.0639	(on 12/24/2018): 212.2934
BCOM Index	BCOM	78.8373	86.4193	(on 10/3/2018): 87.6762	(on 6/5/2019): 76.4862

The following graph is calculated based on an initial basket value of 100 on January 1, 2014 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during the indicated period. The graph does not take into account the terms of the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2014 to June 21, 2019

The following graphs set forth the daily closing values of each of the basket components for the period from January 1, 2014 through June 21, 2019. The related tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket components for each quarter in the same period. The closing values for each of the basket components on June 21, 2019 were: (i) in the case of the AMZ Index, 248.3100, and (ii) in the case of the BCOM Index, 78.8373. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Alerian MLP Index Daily Index Closing Values January 1, 2014 to June 21, 2019

Alerian MLP Index	High	Low	Period End
2014
First Quarter	467.8829	452.1801	465.5945
Second Quarter	524.1758	469.3214	524.1758
Third Quarter	539.8509	494.8011	531.181
Fourth Quarter	525.4493	420.8203	459.3956
2015
First Quarter	469.7032	415.9392	428.9037
Second Quarter	453.6542	396.9274	396.9274
Third Quarter	407.1835	279.2573	303.8159
Fourth Quarter	346.5552	247.0051	289.7645
2016
First Quarter	294.3881	203.3594	270.8780
Second Quarter	322.6897	255.7778	318.0262
Third Quarter	324.387	298.4818	315.6417
Fourth Quarter	317.537	286.0073	316.1004
2017
First Quarter	339.4532	313.7536	323.1161
Second Quarter	326.5968	276.5007	297.4898
Third Quarter	303.8557	266.1226	283.1747
Fourth Quarter	287.1172	252.3330	275.0981
2018
First Quarter	303.5961	236.4283	239.9562
Second Quarter	273.6785	238.0150	262.8657
Third Quarter	291.0639	260.4020	274.8169
Fourth Quarter	281.6736	212.2934	222.7568
2019
First Quarter	259.2616	225.8203	255.0067
Second Quarter (through June 21, 2019)	258.6098	242.7291	248.3100

For more information about the Alerian MLP Index, see the information set forth under “Annex A — The Alerian MLP Index” beginning on page 31.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Bloomberg Commodity IndexSM Daily Index Closing Values January 1, 2014 to June 21, 2019

Bloomberg Commodity IndexSM	High	Low	Period End
2014
First Quarter	136.7646	122.3268	134.5234
Second Quarter	138.6677	132.8375	134.6268
Third Quarter	134.2875	118.6006	118.6922
Fourth Quarter	119.8569	118.2173	104.3285
2015
First Quarter	104.4720	96.9626	98.1230
Second Quarter	105.4938	98.7970	102.6892
Third Quarter	101.8648	85.1383	87.8214
Fourth Quarter	91.0084	76.6045	78.5588
2016
First Quarter	81.2888	72.8759	78.8272
Second Quarter	89.9368	76.9725	88.8423
Third Quarter	89.6788	82.1007	85.3420
Fourth Quarter	88.3476	82.3429	87.5144
2017
First Quarter	89.3574	83.9026	85.3508
Second Quarter	86.2988	79.3575	82.6017
Third Quarter	85.7239	81.8048	84.4599
Fourth Quarter	88.1674	83.4281	88.1674
2018
First Quarter	90.7999	85.6442	87.4729
Second Quarter	91.5724	86.1721	87.4095
Third Quarter	86.2079	82.1393	85.2010
Fourth Quarter	87.6762	76.7154	76.7154
2019
First Quarter	82.3797	76.9851	81.0872
Second Quarter (through June 21, 2019)	83.0616	76.4862	78.8373

“Bloomberg®”, “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”). Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with Morgan Stanley, and Bloomberg and UBS do not approve, endorse, review, or recommend the Buffered PLUS. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity IndexSM.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Underlying index publishers:	With respect to the AMZ Index, GKD Index Partners LLC, or any successor thereof. With respect to the BCOM Index, Bloomberg Finance L.P., or any successor thereof.
Interest:	None
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Postponement of valuation date:

If the valuation date is not an index business day with respect to the AMZ Index or if a market disruption event with respect to the AMZ Index occurs on such date, the basket component closing value for the AMZ Index for the valuation date will be determined on the immediately succeeding index business day on which no market disruption event shall have occurred; provided that the basket component closing value for the AMZ Index for the valuation date will not be determined on a date later than the fifth scheduled index business day after the scheduled valuation date, and if such date is not an index business day or if there is a market disruption event on such date, the calculation agent will determine the index closing value of the AMZ Index on such date in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the AMZ Index.

If a market disruption event occurs on the scheduled valuation date with respect to the BCOM Index or one or more commodities futures contracts underlying the BCOM Index (each, an “index commodity”), the calculation agent will calculate the basket component closing value for the BCOM Index for the valuation date using (i) for each index commodity which did not suffer a market disruption event, the official settlement price on that date of each such index commodity, and (ii) subject to the paragraph below, for each index commodity which did suffer a market disruption event on such date, the official settlement price of that index commodity on the next trading day on which no market disruption event occurs with respect to such index commodity. In calculating the basket component closing value of the BCOM Index for the valuation date for the purposes of this paragraph, the calculation agent will use the formula for calculating the BCOM Index last in effect prior to the valuation date; provided that if the relevant market disruption event in respect of the BCOM Index is due to a material change in formula, the calculation agent will use the formula last in effect prior to that market disruption event. If the scheduled valuation date is not an index business day with respect to the BCOM Index, the basket component closing value of the BCOM Index for the valuation date will be the index closing value on the next succeeding index business day, subject to the market disruption event provisions described herein.

If a market disruption event in respect of any index commodity has occurred on each of the five consecutive trading days immediately succeeding the valuation date, the calculation agent will determine the applicable price for such index commodity for the valuation date on such fifth succeeding trading day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the calculation agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the relevant price will be the arithmetic mean of such quotations. Quotations of MS & Co. or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. If fewer than three quotations are provided as requested, the relevant price will be determined by the calculation agent in its sole discretion (acting in good faith), taking into account any information that it deems relevant.

Postponement of maturity date:	If the valuation date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:

The calculation agent for the Buffered PLUS will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the Buffered PLUS, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive at maturity or whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of an underlying index; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York, New York or the city and state of our principal place of business or a day on which transactions in U.S. dollars are not conducted.
Index business day:

With respect to the AMZ Index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

With respect to the BCOM Index, a day, as determined by the calculation agent, on which the official settlement price of the BCOM Index is published by the underlying index publisher of the BCOM Index.

Trading day:	Trading day means, in respect of each BCOM Index commodity, a day, as determined by the calculation agent, that is a day on which the relevant exchange for such BCOM Index commodity is open for trading during its regular trading session, notwithstanding any such relevant exchange closing prior to its scheduled closing time.
Index closing value:

With respect to the AMZ Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of the AMZ Index, or any successor index as defined under “Discontinuance of an underlying index; alteration of method of calculation” below), published at the regular official weekday close of trading on such index business day by the underlying index publisher for the AMZ Index, as determined by the calculation agent. In certain circumstances, the index closing value for the AMZ Index will be based on the alternate calculation of the AMZ Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

With respect to the BCOM Index, the index closing value on any index business day shall be the official settlement price of the BCOM Index as published by the underlying index publisher of the BCOM Index, or any successor index (as defined under “Discontinuance of an underlying index; alteration of method of calculation” below), on such date. In certain circumstances, the index closing value will be based on the alternate calculation of the BCOM Index described under “Discontinuance of an underlying index; alteration of method of calculation” below.

Reuters and various other third-party sources may report levels of the BCOM Index. If any such reported level differs from that as published by the underlying index publisher of the BCOM Index, the official settlement price published by the underlying index publisher of the BCOM Index will prevail.

In this section entitled “Additional Terms of the Buffered PLUS,” references to the BCOM Index will include any successor index, unless the context requires otherwise.

Market disruption event:

(A) With respect to the AMZ Index, market disruption event means:

(i)   the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such underlying index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)  a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

For the purpose of determining whether a market disruption event exists at any time with respect to the AMZ Index, if trading in a security included in the AMZ Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the AMZ Index shall be based on a comparison of (x) the portion of the value of the AMZ Index attributable to that security relative to (y) the overall value of the AMZ Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to the AMZ Index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the AMZ Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the AMZ Index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the AMZ Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

(B)   With respect to the BCOM Index, market disruption event means:

(i) with respect to the BCOM Index or any BCOM Index commodity, any of a price source disruption, a disappearance of commodity reference price,

(ii) with respect to any BCOM Index commodity, a trading disruption or a tax disruption, or

(iii) with respect to the BCOM Index, a material change in formula or a material change in content, in each case, as determined by the calculation agent in its sole discretion.

Price source disruption:	Price source disruption means (a) with respect to the BCOM Index, either (i) the temporary failure of the underlying index publisher of the BCOM Index to announce or publish the official settlement price of the BCOM Index (or the price of any successor index, if applicable), or the information necessary for determining such price (or the price of any successor index, if applicable) or (ii) the temporary discontinuance or unavailability of the BCOM Index, and (b) with respect to any BCOM Index commodity, the temporary or permanent failure of any relevant exchange to announce or publish the relevant price for such BCOM Index commodity.
Disappearance of commodity reference price:	Disappearance of commodity reference price means (a) with respect to the BCOM Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of the BCOM Index, notwithstanding the availability of the price source or the status of trading in the BCOM Index commodities or futures contracts related to the BCOM Index commodities, and (b) with respect to any BCOM Index commodity, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such BCOM Index commodity or futures contracts related to such BCOM Index commodity on the relevant exchange for such BCOM Index commodity or (ii) the disappearance of, or of trading in, such BCOM Index commodity. For purposes of this definition, a discontinuance of publication of the BCOM Index will not be a disappearance of commodity reference price if the calculation agent shall have selected a successor index in accordance with “Discontinuance of an underlying index; alteration of method of calculation” below.
Trading disruption:	Trading disruption means, with respect to any BCOM Index commodity, the material suspension of, or the material limitation imposed on, trading in a BCOM Index commodity or futures contracts related to such BCOM Index commodity on the relevant exchange for such BCOM Index commodity.
Tax disruption:	Tax disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a BCOM Index commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the pricing date, if the direct effect of such imposition, change or removal is to raise or lower the price of such BCOM Index commodity on any day that would otherwise be the valuation date from what it would have been without that imposition, change or removal.
Material change in formula:	Material change in formula means the occurrence since the pricing date of a material change in the formula for, or the method of calculating, the official settlement price of the BCOM Index.
Material change in content:	Material change in content means the occurrence since the pricing date of a material change in the content, composition or constitution of the BCOM Index or relevant futures contracts.
Relevant exchange:

With respect to the AMZ Index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

With respect to the BCOM Index, its successor index or a BCOM Index commodity, the principal exchange or trading market for such BCOM Index commodity.

Discontinuance of an	If any underlying index publisher discontinues publication of the relevant underlying index and such

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underlying index; alteration of method of calculation:

underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for such underlying index is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the relevant underlying index at the time of such substitution, proportionate adjustments shall be made by the calculation agent to the relevant initial index value.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the Buffered PLUS, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Buffered PLUS, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If any underlying index publisher discontinues publication of the relevant underlying index or a successor index prior to, and such discontinuance is continuing on, the valuation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such underlying index for such date. The index closing value of such underlying index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance.

If at any time, the method of calculating any underlying index or any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such underlying index), then the calculation agent will adjust such index in order to arrive at a value of such underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the Buffered PLUS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Buffered PLUS (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Buffered PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Buffered PLUS. That cost will equal:

•     the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•     the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Buffered PLUS in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Buffered PLUS, which we describe below, the holders of the Buffered PLUS and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Buffered PLUS is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Buffered PLUS as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•     no quotation of the kind referred to above is obtained, or

•     every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day,

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however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the valuation date, then the Acceleration Amount will equal the principal amount of the Buffered PLUS.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•     A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•     P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Buffered PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Buffered PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the trustee for delivery to the depositary, as holder of the Buffered PLUS, on the maturity date.

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Additional Information About the Buffered PLUS

Additional Information:
Book entry security or certificated security:	Book entry. The Buffered PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the Buffered PLUS. Your beneficial interest in the Buffered PLUS will be evidenced solely by entries on the books of the Buffered PLUS intermediary acting on your behalf as a direct or indirect participant in the depositary. In this preliminary pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Buffered PLUS. This discussion applies only to investors in the Buffered PLUS who:

•     purchase the Buffered PLUS in the original offering; and

•     hold the Buffered PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities or commodities;

•     investors holding the Buffered PLUS as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts; or

•     tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Buffered PLUS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Buffered PLUS or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Buffered PLUS to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Buffered PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax

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consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, our counsel’s opinion is based on market conditions as of the date of this pricing supplement and is subject to confirmation on the pricing date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Buffered PLUS or instruments that are similar to the Buffered PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS (including possible alternative treatments of the Buffered PLUS). Unless otherwise stated, the following discussion is based on the treatment of the Buffered PLUS as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

•     a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Buffered PLUS

Assuming the treatment of the Buffered PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered PLUS should equal the amount paid by the U.S. Holder to acquire the Buffered PLUS.

Sale, Exchange or Settlement of the Buffered PLUS. Upon a sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered PLUS sold, exchanged or settled. Subject to the discussion below concerning the potential application of Section 1260 of the Code and under “—Possible Taxable Events,” any gain or loss recognized upon the sale, exchange or settlement of the Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Taxable Events

In the event of a change in the methodology by which an underlying index is calculated, a change in the components of an underlying index, the discontinuance of an underlying index, the designation of a successor underlying index or other similar circumstances resulting in a material change to an underlying index or a component, it is possible that a Buffered PLUS could be treated, in whole or in part, as terminated and reissued for U.S. federal income tax purposes. In that case, a U.S. Holder might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Buffered PLUS.

Potential Application of Section 1260 of the Code

Because the Buffered PLUS are linked to an index that tracks the performance of partnerships, although the matter is not clear, there is a risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction,” as defined in Section 1260 of the Code. If an investment in the Buffered PLUS is treated as a constructive ownership transaction, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Buffered PLUS could be recharacterized as ordinary income (the “Recharacterized Gain”). In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was outstanding.

The amount of the Recharacterized Gain (if any) that would be treated as ordinary income in respect

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of the Buffered PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Buffered PLUS over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Under Section 1260 of the Code, the amount of net underlying long-term capital gain is treated as zero unless otherwise “established by clear and convincing evidence.” As a result of the terms of the Buffered PLUS, such as the leveraged upside payment, it is unclear how to calculate the amount of Recharacterization Gain if an investment in the Buffered PLUS were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered PLUS. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS

Due to the absence of authorities that directly address the proper tax treatment of the Buffered PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Buffered PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Buffered PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Buffered PLUS. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Buffered PLUS would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Buffered PLUS are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Buffered PLUS. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Buffered PLUS at maturity and the payment of proceeds from a sale, exchange or other disposition of the Buffered PLUS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Buffered PLUS and the payment of proceeds from a sale, exchange or other disposition of the Buffered PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

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•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the Buffered PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS

In general. Assuming the treatment of the Buffered PLUS as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Sections 871(m) and 897 of the Code, a Non-U.S. Holder of the Buffered PLUS generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Buffered PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered PLUS would not be subject to U.S. federal withholding tax, provided that:

•   the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•   the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•   the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•   the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered PLUS (or a financial institution holding a Buffered PLUS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Buffered PLUS should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Buffered PLUS, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Buffered PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Buffered PLUS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the possible implications of the notice referred to above.

United States Real Property Interest

Section 897 of the Code and Treasury regulations promulgated thereunder (commonly referred to as “FIRPTA”) generally impose a tax on the sale or disposition by a Non-U.S. Holder of a United States real property interest (“USRPI”). A USRPI generally includes a non-creditor interest in a corporation that is a United States real property holding corporation (“USRPHC”). Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in its trade or business. In addition, certain interests in publicly-traded partnerships may be treated as USRPIs. You should refer to information filed by components of the Alerian MLP Index with the Securities and Exchange Commission to determine whether interests in components of the Alerian MLP Index are USRPIs (including interests in USRPHCs). Even if some or all of the components of the Alerian MLP Index are USRPIs, the application of the FIRPTA rules to the Buffered PLUS is not clear. A Non-U.S. Holder could be treated as owning a “U.S. real property interest” under Section 897 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) if it, directly or constructively,

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owns currently or subsequently interests within the meaning of the Code (including its interest in the Buffered PLUS) in any component of the Alerian MLP Index which represent more than 5% of the interests in such component or have a value equal to more than 5% of such component. If gain on the sale or other taxable disposition of the Buffered PLUS were subject to taxation under FIRPTA, a Non-U.S. Holder would be subject to U.S. federal income tax on the gain realized on a disposition of the Buffered PLUS and generally would be required to file a U.S. federal income tax return. You should consult your tax adviser regarding the potential application of the FIRPTA rules to the Buffered PLUS.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). Moreover, the applicable Treasury regulation generally requires to “look through” certain partnerships that own stock of U.S. corporations. Accordingly, Non-U.S. Holders may be deemed to be receiving dividend equivalents in respect of those underlying U.S. stocks even if no payments on the Buffered PLUS are directly traceable to any such dividends. However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Buffered PLUS and current market conditions, we expect that the Buffered PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the pricing supplement. Assuming that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Buffered PLUS may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Buffered PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered PLUS at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Buffered PLUS. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. If withholding applies

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to the Buffered PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Buffered PLUS.

The discussion in the preceding paragraphs insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Buffered PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the Buffered PLUS by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the basket components, in futures and/or options contracts on the basket components or component securities of the Alerian MLP Index or the swaps, futures or options contracts on the commodities that underlie the Bloomberg Commodity IndexSM or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the valuation date, by purchasing and selling the securities constituting the Alerian MLP Index and swaps, futures or options contracts on the commodities that underlie the Bloomberg Commodity IndexSM, futures and/or options contracts on the basket components or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to

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transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Buffered PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments. The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS. The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the Buffered PLUS should consult and rely on their own counsel and advisers as to whether an investment in the Buffered PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each Buffered PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other

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affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS. When MS & Co. prices this offering of Buffered PLUS, it will determine the economic terms of the Buffered PLUS, including the leverage factor, such that for each Buffered PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Buffered PLUS, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered PLUS. Specifically, the agent may sell more Buffered PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Buffered PLUS, for its own account. The agent must close out any naked short position by purchasing the Buffered PLUS in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Buffered PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Buffered PLUS or the securities underlying the basket components in the open market to stabilize the price of the Buffered PLUS. Any of these activities may raise or maintain the market price of the Buffered PLUS above independent market levels or prevent or retard a decline in the market price of the Buffered PLUS. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Buffered PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Selling restrictions:

General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this preliminary pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Buffered PLUS, or distribution of this preliminary pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Buffered PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the Buffered PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Buffered PLUS or possesses or distributes this preliminary pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Buffered PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Buffered PLUS. We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Buffered PLUS:

Brazil

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Buffered PLUS or distribution of this preliminary pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This preliminary pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering

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that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Prospectus Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A — The Alerian MLP Index

General

All information contained in this document regarding the Alerian MLP Index (the “MLP Index”), including, without limitation, its make-up, performance, method of calculation and changes in its components, has been derived from publicly available sources, without independent verification. This information reflects the policies of and is subject to change by GKD Index Partners LLC (“GKD,” or the “MLP Index Sponsor”) and S&P Dow Jones Indices LLC (“S&P Dow Jones”). The MLP Index is calculated, maintained and published by S&P Dow Jones in consultation with the MLP Index Sponsor. Neither the MLP Index Sponsor nor S&P Dow Jones has any obligation to continue to publish, and either may discontinue the publication of, the MLP Index.

The MLP Index is a price-return index that is intended to track the performance of energy master limited partnerships, or MLPs. The MLP Index is calculated using a float-adjusted, capitalization-weighted methodology. MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage or transportation of any mineral or natural resource.

The MLP Index is reported by Bloomberg L.P. under ticker symbol “AMZ.”

Constituent Criteria

A non-constituent will be added to the MLP Index only during (a) the quarterly rebalancing process if it meets all criteria, or (b) the special rebalancing process if it (i) is acquiring the constituent that is being removed, and (ii) meets all criteria. A constituent will remain in the MLP Index if it continues to meet the first five criteria and has an adjusted market capitalization (“AMC”) greater than or equal to 80% of the AMC of the smallest company in the top 95% of total energy MLP float-adjusted market capitalization. Constituents will be removed from the MLP Index only for failing to meet criteria during the quarterly rebalancing process. A non-constituent that has entered into a merger agreement to be acquired is not eligible to be added to the MLP Index.

The inclusion criteria are set forth below. The MLP must:

•	be a publicly traded partnership or limited liability company (“LLC”);

•	earn the majority of its cash flow from qualifying activities involving energy commodities. These activities include pipeline transportation, gathering and processing of energy commodities, storage of energy commodities, production and mining, marketing, marine transportation, services, catalytic conversion, mineral interest, refining and regasification;

•	represent the primary limited partner or interests of a partnership or LLC that is an “operating company.” This definition is meant to exclude, among others, the following types of securities: general partnerships, i-units, preferred units, exchange-traded products, open-end funds, closed-end funds and royalty trusts;

•	have declared a distribution for the trailing two quarters;

•	have a median daily dollar trading volume of at least $2.5 million for the six-month period preceding the data analysis date; and

•	have an AMC in the top 95% of total energy MLP float-adjusted market capitalization.

These criteria are reviewed regularly.

Units Outstanding

Units included in the calculation of units outstanding include, but are not limited to, common units, subordinated units, special class units and paid-in-kind units. Units excluded from the calculation of units outstanding are general partner units, management incentive units and tradeable, non-common units.

The number of units outstanding generally reflects that which is represented by the latest annual or quarterly report, unless otherwise indicated by a press release or Securities and Exchange Commission document filed pursuant to a transaction. The following is a non-exhaustive list of qualifying transactions and the point at which they are reflected in a security’s units outstanding.

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Qualifying Transaction	Reflected in Units Outstanding
Public secondary equity offerings	Time of pricing
Over-allotment option exercises	Earlier of time of press release or current report
Private investments in public equity (PIPEs)	Time of closing
Unit repurchases	Earlier of time of press release or current report
At-the-market equity offerings	As reported in periodic reports, prospectuses or proxies

Investable Weight Factors

A security’s investable weight factor (“IWF”) is calculated as follows:

(Units outstanding – Non-common units – Unregistered common units – Insider-owned common units)
Units outstanding

The IWF for each constituent is applied to the total outstanding units of such constituent to determine the free-float units to be included in the calculation of the MLP Index.

Index Calculation

The MLP Index is calculated by S&P Dow Jones according to the following equations:

•     Initial Divisor = Base Date Index Market Capitalization / 100

•     Index Value = Index Market Capitalization / Divisor

•     Post-Rebalance Divisor = Post-Rebalance Index Market Capitalization / Pre-Rebalance Index Value

Index Market Capitalization is equal to the sum of the free-float market capitalization of the Index Components. The free-float market capitalization of each constituent is equal to the price of one unit of the constituent multiplied by the free-float adjusted units (“Share Weight”) of the constituents. The Share Weight of a constituent is equal to the total outstanding units of the constituents multiplied by the IWF of the constituents.

Index Rebalancings

Index rebalancings fall into two groups: quarterly rebalancings and special rebalancings. Quarterly rebalancings occur on the third Friday of each March, June, September and December, and are effective at the open of the next trading day. In the event that the major US exchanges are closed on the third Friday of March, June, September or December, the rebalancing will take place after market close on the immediately preceding trading day.

Data relating to constituent eligibility, additions and deletions are analyzed as of 4:00 p.m. ET on the last trading day of February, May, August and November. The MLP Index shares of each constituent are then calculated according to its proportion of the total float-AMC of all constituents and assigned after market close on the quarterly rebalancing date. Since index shares are assigned based on prices on the last trading day of February, May, August and November, the weight of each constituent on the quarterly rebalancing date may differ from its target weight due to market movements.

Special rebalancings are triggered by corporate actions and will be implemented as practically as possible on a case-by-case basis. Generally, in a merger between two index constituents, the special rebalancing will take place one trading day after the constituent’s issuance of a press release indicating all needed merger votes have passed. If the stock is delisted before market open on the first trading day after all needed merger votes have passed, the delisted security will trade at the conversion price, including any cash consideration. Only the units outstanding and IWFs of the surviving constituents in a merger will be updated to reflect the latest information available. Data are analyzed as of 4:00 p.m. ET two trading days prior to the last required merger vote. Index shares are then calculated to the weighting scheme above and assigned after market close on the rebalancing date.

Treatment of Distributions

The MLP Index does not account for cash distributions.

Base Date

The base date for the MLP Index is December 29, 1995, with a base value of 100.

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Announcements

Constituent changes on quarterly rebalancing dates will be announced at 8:30 a.m. ET on the second Friday of March, June, September and December. Constituent changes on special rebalancing dates will be announced on GKD’s website at 8:30 ET on the last trading day prior to the last required merger vote. Information contained in the GKD website is not incorporated by reference in, and should not be considered a part of, this document.

Holiday Schedule

The MLP Index is calculated when US equity markets are open.

Index Governance

An independent advisory board of MLP and energy infrastructure executives, legal partners and senior financial professionals reviews all methodology modifications and constituent changes to ensure that they are made objectively and without bias. The board is composed of a minimum of five members, all of whom must be independent. The Chief Executive Officer of Alerian Capital Management (“Alerian”) presents to the board on a quarterly basis, on the Thursday prior to the second Friday of each March, June, September and December. A board book is distributed in advance of each meeting so that board members have the ability to review proposed MLP Index changes, if any, and the supporting data and index rules and regulations prior to the meeting. GKD considers information regarding methodology modifications and constituent changes to be material and that those modifications and changes can have an impact on the market. Consequently, all board discussions are confidential.

Data Integrity

GKD uses various quality assurance tools to monitor and maintain the accuracy of its data. While every reasonable effort is made to ensure data integrity, there is no guarantee against error. Adjustments to incorrect data will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Incorrect intraday ticks of the MLP Index resulting from data errors will not be corrected.

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Annex B—Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM is currently composed of 23 exchange-traded futures contracts on physical commodities, and reflects the return of underlying commodity futures price movements only. It is quoted in U.S. dollars and appears on Reuters Page “BCOM.”

We have derived all information contained in this document regarding the Bloomberg Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Bloomberg Finance L.P. (“Bloomberg”) and UBS Securities LLC (“UBS”).

The Bloomberg Commodity IndexSM reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Bloomberg Commodity IndexSM. The value of the Bloomberg Commodity IndexSM is computed on the basis of hypothetical investments in the basket of commodities that make up the Bloomberg Commodity IndexSM.

Overview

The Bloomberg Commodity IndexSM was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class. The Bloomberg Commodity IndexSM currently is composed of the prices of 23 exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Bloomberg Commodity IndexSM for 2019 are: natural gas, WTI crude oil, Brent crude oil, low sulfur gas oil, RBOB gasoline, ULS diesel, soybeans, corn, soybean meal, wheat, soybean oil, HRW wheat, copper, aluminum, zinc, nickel, gold, silver, sugar, coffee, cotton, live cattle and lean hogs. Futures contracts on the Bloomberg Commodity IndexSM are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Bloomberg Commodity IndexSM is a proprietary index that Bloomberg calculates. The methodology for determining the composition and weighting of the Bloomberg Commodity IndexSM and for calculating its value is subject to modification by Bloomberg at any time.

On July 1, 2014, Bloomberg became responsible for the governance, calculation, distribution and licensing of the Bloomberg Commodity IndexSM. The Bloomberg Commodity IndexSM was renamed from the Dow Jones–UBS Commodity IndexSM to the Bloomberg Commodity IndexSM and the ticker changed from “DJUBS” to “BCOM.” UBS has maintained its ownership, but will have no role in any aspect of index governance or calculation. Currently, Bloomberg does not expect to make any material alteration to the calculation methodology of the Bloomberg Commodity IndexSM.

The Bloomberg Commodity IndexSM Oversight Committee

The Bloomberg Commodity IndexSM Oversight Committee (the “Committee”) assists Bloomberg in connection with the operation of the Bloomberg Commodity IndexSM. The Committee includes senior representatives from various Bloomberg business units. Questions and issues relating to the application and interpretation of the index methodology and calculations during periods of extraordinary circumstances in particular will be resolved or determined by the Committee, unless circumstances do not permit convening of a meeting of the Committee for its decision. In such circumstances, any such questions and calculations will be resolved or determined by Bloomberg in consultation, if practicable, with UBS.

Additionally, an external index advisory committee will convene to provide Bloomberg with guidance and feedback from the investment community on index products and processes.

As described in more detail below, the Bloomberg Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Bloomberg Commodity IndexSM are determined each year in June by Bloomberg. Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Bloomberg Commodity IndexSM

Commodities Available For Inclusion in the Bloomberg Commodity IndexSM

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With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Bloomberg Commodity IndexSM is the subject of a futures contract that trades on a U.S. exchange.

The 24 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, ULS diesel, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybean oil, soybeans, sugar, tin, unleaded gasoline, wheat (Chicago and KC HRW) and zinc.

The 20 commodities underlying the Bloomberg Commodity IndexSM selected for 2019 are as follows: natural gas, WTI crude oil, Brent crude oil, low sulfur gas oil, RBOB gasoline, ULS diesel, soybeans, corn, soybean meal, wheat, soybean oil, HRW wheat, copper, aluminum, zinc, nickel, gold, silver, sugar, coffee, cotton, live cattle and lean hogs.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Bloomberg Commodity IndexSM. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The composition of the Bloomberg Commodity IndexSM is recalculated by Bloomberg in June of each year, under the supervision of the Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Bloomberg Commodity IndexSM.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Bloomberg Commodity IndexSM are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Natural Gas
WTI Crude Oil
Brent Crude Oil
Low Sulfur Gas Oil
RBOB Gasoline
ULS Diesel
Grains:	Soybeans
Corn
Soybean Meal
Wheat
Soybean Oil
HRW Wheat
Industrial Metals:	Copper
Aluminum
Zinc
Nickel

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Commodity Group	Commodity
Precious Metals:	Gold
Silver
Softs:	Sugar
Coffee
Cotton
Livestock:	Live Cattle
Lean Hogs

Annual Reweightings and Rebalancings of the Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Bloomberg Commodity IndexSM are determined each year in June by AIG-FP under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Bloomberg Commodity IndexSM are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Bloomberg Commodity IndexSM, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Bloomberg Commodity IndexSM. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Bloomberg Commodity IndexSM. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Bloomberg Commodity IndexSM (the “Index Commodities”) and their respective percentage weights.

The Bloomberg Commodity IndexSM is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Bloomberg Commodity IndexSM, the following diversification rules are applied to the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM as of January of the applicable year:

•	No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Bloomberg Commodity IndexSM.

•	No single commodity may constitute more than 15% of the Bloomberg Commodity IndexSM.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM.

•	No single commodity that is in the Bloomberg Commodity IndexSM may constitute less than 2% of the Bloomberg Commodity IndexSM.

Following the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

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Following application of the diversification rules discussed above, CIPs are incorporated into the Bloomberg Commodity IndexSM by calculating the new unit weights for each Index Commodity. Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Bloomberg Commodity IndexSM, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Bloomberg Commodity IndexSM is calculated by Bloomberg by applying the impact of the changes to the futures prices of commodities included in the Bloomberg Commodity IndexSM (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Bloomberg Commodity IndexSM is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Index value to calculate the current Index value.

The Bloomberg Commodity IndexSM is a Rolling Index

The Bloomberg Commodity IndexSM is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Index Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Bloomberg Commodity IndexSM is, therefore, a “rolling index.”

Index Calculation Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Bloomberg Commodity IndexSM will be adjusted in the event that Bloomberg determines that any of the following index calculation exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Bloomberg Commodity IndexSM on that day,

•	the settlement value of any futures contract used in the calculation of the Bloomberg Commodity IndexSM reflects the maximum permitted price change from the previous day's settlement value,

•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Bloomberg Commodity IndexSM, or

•	with respect to any futures contract used in the calculation of the Bloomberg Commodity IndexSM that trades on the LME, a business day on which the LME is not open for trading.

“Bloomberg®”, “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”). Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with Morgan Stanley, and Bloomberg and UBS do not approve, endorse, review, or recommend the Buffered PLUS. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity IndexSM.

“Bloomberg®” and “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”).

The Buffered PLUS are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Buffered PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the Buffered PLUS particularly. The Bloomberg Commodity IndexSM is determined, composed and calculated by Bloomberg in conjunction

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with UBS Securities without regard to Morgan Stanley or the Buffered PLUS. Bloomberg and UBS Securities have no obligation to take the needs of Morgan Stanley or the owners of the Buffered PLUS into consideration in determining, composing or calculating Bloomberg Commodity IndexSM. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Buffered PLUS customers, in connection with the administration, marketing or trading of the Buffered PLUS. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Buffered PLUS currently being issued by MSFL, but which may be similar to and competitive with the Buffered PLUS. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and Bloomberg Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the Buffered PLUS.

This document relates only to the Buffered PLUS and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity lndexSM components. Purchasers of the Buffered PLUS should not conclude that the inclusion of a futures contract in the Bloomberg Commodity lndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this document regarding the Bloomberg Commodity lndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the Buffered PLUS. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity lndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED PLUS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

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